"GAM Funds, Inc."
Transactions Effected Pursuant to Rule 10f-3
"Quarter Ended:  December 31, 2003"

Name of Fund:		GAMerica Capital Fund
Name of Security:		Infinity Property and Casualty Corp

Registration under Securities Act of
"1933 [10f-3(a)(1)(i)], eligible foreign offering "		Reg No: 333/110564
or eligible 144A?

Time of Acquisition
-  Date First Offered		11/12/03
-  Date of Fund's subscription		11/02/03


Reasonableness of Spread
-  Offering Price Per Unit		$30.5
-  Amount of Spread:  Gross Spread
                                   Selling Concession
-  Spread

Issuer in Continuous Operation at
Least Three Years?  [10f-3(c)]		Yes

Amount Purchased by Fund
-  Total Units Offered		" 7,850,000 "
-  Purchase Price per Unit		$30.5
-  Total Units Purchased		" 14,500 "
-  Total Purchase Price		"$442,250"
-  Percentage of Offering Purchased		0.185% Total Acquired
-  Any Shares Purchased by Other Funds		"SAM 31,500"
   in family?		"UNA 29,000"

From Whom Purchased
-  Selling Dealer(s)		CSFB
-  Syndicate Manager(s)		"CSFB, Merrill Lynch UBS"